Exhibit 10.18

SEPARATION, CONSULTING, AND GENERAL RELEASE AGREEMENT
This SEPARATION, CONSULTING, AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into by and between Gary P. Luquette (“Executive”), Frank’s International LLC, a limited liability company (the “Employer”), and Frank’s International N.V., a limited liability company organized under the laws of the Netherlands (“FINV,” and collectively with the Employer, the “Company”), effective as of November 11, 2016. The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, as of the Separation Date (as defined below), Executive will no longer be employed by the Employer or any other Released Party (as defined below);
WHEREAS, FINV and Executive previously entered into those certain Employee Restricted Stock Unit Agreements, each dated February 23, 2016 (collectively, the “2016 RSUs”);
WHEREAS, Executive is eligible for certain deferred compensation pursuant to the Frank’s Executive Deferred Compensation Plan, as amended and restated effective January 1, 2009 (the “EDC Plan”), and the Parties acknowledge that payments under the EDC Plan are not subject to a release and are not consideration for this Agreement;
WHEREAS, the Parties wish for Executive to receive certain payments and benefits, which, to the extent provided herein, are conditioned upon Executive’s entry into this Agreement and his entry into (and non-revocation of) the Confirming Release (as defined below), each in the time provided to do so, and Executive’s compliance with the terms of this Agreement;
WHEREAS, the Company wishes to have the right to receive, following the Separation Date, certain consulting services from Executive in his capacity as an independent contractor and special advisor to the Company and the Board of Supervisory Directors of FINV (the “Board”), and Executive wishes to provide such services; and
WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company or any of the Released Parties, including any claims that Executive may have arising out of Executive’s employment or the end of such employment;
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.    Separation from Employment and Relief of Duties as President and Chief Executive Officer.
(a)    The Parties acknowledge and agree that, unless earlier terminated for “Cause” (as defined in the 2016 RSUs) or due to Executive’s resignation, death, or “Disability” (as defined in the 2016 RSUs), Executive’s employment with the Employer will continue until the earlier of: (i) December 31, 2016; or (ii) the date that the Employer provides written notice to Executive that his employment will terminate for a reason other than Cause or Disability (the earlier of the dates in the immediately preceding clauses (i) or (ii) is referred to herein as the “Separation Date”). If the Separation Date occurs prior to December 31, 2016 by reason of Executive’s termination for Cause, the terms and conditions of this Agreement shall be automatically voided in their entirety and without any effect.
(b)    Executive will cease to be President and Chief Executive Officer of FINV and the Employer as of the close of business on November 14, 2016 (referred to herein as the “Transition Date”). As of the Transition Date, Executive will resign as an officer of FINV and all of its subsidiaries.
(c)    During the period between the Transition Date and the Separation Date (the “Transition Period”), Executive shall serve as Special Advisor to the Company, and all of Executive’s services and activities for the Company performed during the Transition Period (other than his continued duties as a member of the Board) shall be subject to the direction of the Board and the newly appointed Chief Executive Officer and President of the Company. During the Transition Period, Executive’s compensation and benefits shall continue as in effect immediately prior to the Transition Date, provided Executive timely executes and returns this Agreement as set forth under Section 2(b)(i) below.
(d)    Following the Separation Date, Executive will have no further employment relationship with the Employer or any other Released Party. Executive will continue to serve as a member of the Board until the Annual General Meeting of FINV shareholders scheduled for May 2017 (except to the extent of any earlier removal or resignation from the Board that occurs in accordance with the governance requirements applicable for membership on the Board) but will not stand for reelection to the Board at such meeting. Following the Separation Date, Executive will have no other service relationship with the Company and receive no other compensation or benefits from the Company, except as provided in this Agreement.
2.    Transition Payment and Benefits.
(a)    Following the Separation Date (and in no event later than as required by applicable law or pursuant to the terms of the applicable compensatory arrangement), Executive shall receive: (i) all accrued and unpaid salary through the Separation Date, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with the business and travel expense policies of the Company, and (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program of the Company, including the EDC Plan (such amounts set forth in (i), (ii), and (iii) shall be collectively referred to herein as the “Accrued Rights”). For the sake of clarity, the Parties agree that no annual bonus shall be paid to Executive pursuant to the Company’s short-term incentive program for 2016.
(b)    If Executive: (1) timely executes this Agreement and returns an executed copy to the Company such that it is delivered to the Company’s General Counsel at the Company’s principal office in Houston, Texas on or before November 12, 2016; (2) in accordance with Section 8 and Exhibit A, timely executes, and does not revoke in the time provided to do so, the Confirming Release of Claims that is attached to this Agreement as Exhibit A (the “Confirming Release”); (3) remains continuously employed by Employer through December 31, 2016 or such earlier date, if any, that the Employer may provide written notice to Executive that his employment will terminate for a reason other than Cause; and (4) complies with each of Executive’s obligations and covenants set forth in this Agreement (including the terms and covenants set forth in Section 5 below), then:
(i)    The Employer shall provide to Executive a consulting payment of $750,000, which amount shall be paid in substantially equal monthly installment payments over the 12-month consulting period that follows the Separation Date, which payments shall begin no later than the 60th day following the Separation Date or as otherwise required pursuant to Section 16; provided however, that the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the Separation Date and ending on the first payment date as if no delay had been imposed;
(ii)    The Company shall pay to Executive an amount equal to 18 times the difference between (A) the full premium applicable for coverage for qualified beneficiaries under the Employer’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and (B) the employee contribution amount that similarly situated active senior executive employees of the Employer pay for the same or similar coverage under such group health plans (the “Medical Coverage Benefit”), which amount shall be divided into and paid in 12 equal and consecutive monthly installments following the Separation Date on the same schedule as provided for payments under Section 2(b)(i); provided, however, that the Medical Coverage Benefit shall only be provided to the extent that Executive is not eligible for comparable group health coverage from another company’s group health plan, with such determination being made by Executive in good faith and with his best efforts, which may include consideration of benefit levels, cost to Executive, available provider networks, and any other factors pertaining to the relevant plans;
(iii)    The Company shall provide Executive with a lump sum payment in an amount equal to the product of (A) $750,000 and (B) the target performance multiplier under the Company’s short-term incentive program for 2017, which amount, if any, shall be payable in 2018 on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than March 31, 2018;
(iv)    FINV will enter into a Special Vesting Agreement (as referenced in the 2016 RSUs) with Executive, pursuant to which Executive will continue to vest in the 2016 RSUs subject to the terms and conditions thereof, including with respect to applicable post-employment conditions described in the applicable Exhibit to the 2016 RSUs (which conditions shall continue throughout the vesting period reflected in the 2016 RSUs) and the provisions of this Agreement, with payment, if any, made under such 2016 RSUs to be determined as provided therein; and
(v)    FINV will make a grant of restricted stock units (the “2017 LTIP Award”) pursuant to the Frank’s International N.V. Long-Term Incentive Plan (the “LTIP”), with an aggregate value on the date of grant of $3 million, with such value calculated based on the “fair market value” of such award(s), as determined pursuant to the terms of the

LTIP. The 2017 LTIP Award shall be subject to ratable vesting over the three-year period following the date of grant and shall not include any performance-based vesting criteria. The Parties agree that the 2017 LTIP Awards shall allow Executive to vest over the vesting period provided therein, subject to the terms and conditions thereof, including with respect to Executive’s continued satisfaction of the restrictive covenants reflected therein and his obligations under this Agreement. The 2017 LTIP Award shall be granted at the same time that annual equity-based awards pursuant to the LTIP are granted to FINV’s executive officers, which is anticipated to be during the first quarter of 2017.
Notwithstanding anything to the contrary provided in this Section 2(b), in the event of Executive’s death or Disability, vesting or forfeiture under the 2016 RSUs and 2017 LTIP Awards shall be determined in accordance with the terms of the governing award agreements relating thereto.
3.    Executive Consulting Services.
(a)    Executive will provide services as a Special Advisor to the Board and the Company, as may be reasonably requested by the Board or the Company (the “Consulting Services”), during reasonable business hours for a period of up to twelve months following the Separation Date; provided, however, that Executive’s and the Company’s respective obligations under Section 3 of this Agreement, shall terminate prior to the date that is 12 months after the Separation Date upon the occurrence of any of the following events: (i) the death of Executive; (ii) the termination of the Consulting Period (as defined below) by the Company for Consulting Period Cause (as defined below); or (iii) the termination of the Consulting Period by mutual agreement of the Parties, as evidenced by written instrument signed by Executive and FINV. As used herein, the “Consulting Period” is the date that begins on the Separation Date and ends on the earlier of: (x) the date that is 12 months after the Separation Date; or (y) the date that the Consulting Services period is terminated pursuant to parts (i), (ii), or (iii) of the previous sentence. For the avoidance of doubt, upon the termination of the Consulting Period for Consulting Period Cause or in the event that any of the conditions set forth in the first paragraph of Section 2(b) above are not satisfied in all material respects, the Company shall have no further obligations to Executive for any payments under Section 2(b) of this Agreement other than for payments of any obligations already accrued; provided, however, that if the Consulting Period ends due to the death of Executive, (1) vesting or forfeiture under the 2016 RSUs and 2017 LTIP Awards shall be determined in accordance with the terms of the governing award agreements relating thereto, and (2) the payment and benefits provided under Section 2(b)(i), (ii), and (iii) shall continue to be made and shall be paid as provided under Section 12.
(b)    As used herein, “Consulting Period Cause” shall exist in the event that: (i) Executive materially breaches any of his covenants described in this Agreement, including the covenants set forth in Section 5 below; (ii) Executive willfully fails to substantially perform any of the duties reasonably requested of him by the Company in conjunction with performing the Consulting Services; or (iii) during the Consulting Period, Executive engages in any act or omission that would give rise to Cause pursuant to clauses (iii), (iv), (v), or (vi) of the definition of Cause in Section 2(a) of the 2016 RSUs. Notwithstanding the foregoing, prior to a termination of the Consulting Period for Consulting Period Cause, the Company shall provide written notice to Executive of any such event, act, or omission upon which the Company intends to rely as a basis for such termination, and the Company shall offer Executive no less than 30 days to cure such breach if such breach is capable of cure.
(c)    During the Consulting Period, Executive shall be an independent contractor whose services shall be required only upon written request from the Board and will not be an agent or employee of, nor an authorized spokesperson for, FINV or any of its subsidiaries. During the Consulting Period, Executive will not be provided with an office at FINV’s U.S. headquarters or any secretarial or administrative support from the Company or employees of the Employer. Neither the relationship of the Company and Executive during the Consulting Period nor any provision of this Agreement shall be construed to authorize Executive to take any action, or to make or fail to make any decision, representation or commitment, binding upon FINV or any of its subsidiaries during the Consulting Period in the absence of written specific authorization executed by an executive officer of FINV. During the Consulting Period, and so long as it does not violate the terms of this Agreement, Executive shall be free to devote such time, energy, and skill during regular business hours as he is not obligated to devote hereunder to the Board or the Company in such manner as he deems fit and to such persons, firms, or corporations as he chooses. Executive acknowledges and agrees that Executive will be solely responsible for the payment of all federal, state, and local taxes associated with the payments provided under clauses (i), (ii), (iii), and (v) of Section 2(b) (the “Transition Payments”) and that the Company will not withhold on such amounts. Executive expressly agrees to pay and be responsible for making all applicable tax filings and remittances with respect to the Transition Payments and to hold the Released Parties harmless for all claims, damages, costs, and liabilities arising from Executive’s failure to do so. Executive acknowledges and agrees that the Company has no obligation to withhold any taxes for or on behalf of Executive for any of the Transition Payments. Executive further acknowledges that, except as provided in Section 2(b)(ii) of this Agreement, Executive will not be entitled to participate in any of the welfare or retirement benefit plan sponsored or maintained by FINV or any of its subsidiaries for the benefit of its employees following the Separation Date except to the extent of any Accrued Rights.
4.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Executive expressly acknowledges and agrees that he has received all leaves (paid and unpaid) to which Executive has been entitled in his employment with Employer and each other Released Party, as applicable, and as of the date that Executive executes this Agreement, he has received all wages and been paid all sums that Executive is owed and has been owed by the Employer, FINV and each other Released Party, which, for the avoidance of doubt, do not include the Accrued Rights, which are not yet owed. Executive acknowledges and agrees that Executive has no contractual right to the payments and benefits described in Section 2(b) but for Executive’s entry into this Agreement.
5.    Affirmation of Restrictive Covenants.
(a)    In entering into this Agreement, Executive expressly acknowledges the enforceability and continued effectiveness of (i) the “Non-Disclosure, Non-Competition, and Non-Solicitation Obligations During and Following Employment” document as reflected in Exhibit A or Exhibit B, as applicable, of the 2016 RSUs, which terms shall continue to be in force for the duration of the vesting schedule under the 2016 RSUs, and (ii) that certain Participation Agreement entered into between Executive, FINV, and the Employer on August 31,

2015 pursuant to the Frank’s International N.V. Executive Change-in-Control Severance Plan, and Executive expressly covenants and agrees to abide by the terms of all such provisions, both before and after the Separation Date. Executive also expressly covenants and agrees to abide by all other confidentiality, non-competition and non-solicitation covenants set forth within the 2017 LTIP Awards.
(b)    Executive further represents that he has complied with, and covenants and promises that he will in the future comply with, the Company’s Code of Business Conduct and Ethics and other policies relating to conduct, as in effect from time to time and applicable to its executive officers. Executive further covenants and promises that he will comply with all provisions and covenants regarding removal and return of Company property, confidential information, and noninterference that Executive has agreed to as part of his employment with the Employer, including those covenants contained in the 2016 RSUs and the provisions regarding confidentiality and cooperation pursuant to the Executive Change-in-Control Severance Plan, including as provided under the Participation Agreement thereunder.
(c)    The Parties acknowledge and agree that Executive’s representations, promises and covenants set forth in this Section 5 are a material inducement for the Company to enter into this Agreement.
6.    Release of Liability for Claims
(a)    For good and valuable consideration, including the consideration described in Section 2(b) of the Agreement (and any part of such consideration), Executive hereby releases and discharges FINV, the Employer, each of their subsidiaries and other affiliates, and each of the foregoing entities’ respective partners, members, predecessors, successors, assigns, owners, partners, shareholders, officers, directors, managers,, employees, agents, attorneys, administrators, benefit plans (including the fiduciaries and trustees of such plans) and insurers (collectively, the “Released Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, that are now known, or reasonably should be known, to Executive, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, wages, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Executive executes this Agreement including (i) any alleged violation through such date of: (A) Title VII of the Civil Rights Act of 1964, as amended; (B) the Civil Rights Act of 1991; (C) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (D) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (E) the Immigration Reform Control Act, as amended; (F) the Americans with Disabilities Act of 1990, as amended; (G) the National Labor Relations Act, as amended; (H) the Occupational Safety and Health Act, as amended; (I) the Family and Medical Leave Act of 1993, as amended; (J) any state or federal anti-discrimination or anti-retaliation law; (K) any state or federal wage and hour law; or (L) any other local, state or federal law, regulation or ordinance; (ii) any public policy, contract, tort, or common law claim; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (iv) any and all claims Executive may have arising out of, or as the result of any breach of, any employment agreement or offer letter, or any other contract, incentive compensation plan or agreement, or equity compensation plan or agreement with the FINV, the Employer, or any of the other Released Parties (collectively, the “Released Claims”);

provided, however, that this Agreement does not apply to any Released Party’s obligations to Executive that may arise: (I) following the date that Executive executes this Agreement; (II) in connection with any rights of defense or indemnification which would be otherwise afforded to Executive under the certificate of incorporation, by-laws or similar governing documents of FINV or its subsidiaries or any written indemnification agreement by and between the Company and Executive; (III) in connection with any rights of defense or indemnification which would be otherwise afforded to Executive under any liability or other insurance policy maintained by the Company; (IV) in connection with any rights of Executive under any applicable health, medical and dental programs, including any claims to vested benefits under an employee benefit plan subject to ERISA; (V) with respect to any vested sums owed to Executive but deferred pursuant to any qualified or nonqualified deferred compensation plan (including but not limited to the Employer’s 401(k) cash or deferred arrangement and the Employer’s EDC Plan); and (VI) with respect to any Accrued Rights. This Agreement is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration provided pursuant to the Agreement, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised or waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This Agreement also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
(b)    Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this release with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that to the extent set forth in Section 6(a), Executive is waiving any and all rights to recover any monetary or personal relief or recovery from the Employer or any other Released Party as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, nothing in this release or the Agreement prohibits or restricts Executive from filing a charge or complain t with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This release does not limit Executive’s right to receive an award for information provided to a Government Agency.
(c)    For the avoidance of doubt, in no event shall the Released Claims include any claim to enforce Executive’s rights under the Agreement.
7.    Executive’s Representations About Claims. By executing and delivering this Agreement, Executive represents, warrants, and agrees that:
(a)    Executive has not brought or joined any claims, appeals, complaints, charges, or lawsuits against the Released Parties and has not made any assignment, sale, delivery, transfer, or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim;
(b)    Executive has been advised, and hereby is advised in writing, to seek legal counsel before signing this Agreement and has had adequate opportunity to do so;
(c)    Executive agrees and acknowledges that Executive is receiving, pursuant to his execution of this Agreement, consideration in addition to anything of value to which Executive has an undisputed right to receive;
(d)    The only matters relied upon by him and causing him to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement and the documents referenced herein; and
(e)    No Released Party has provided any tax or legal advice regarding this Agreement and he has had an adequate opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that he enters into this Agreement with full understanding of the tax and legal implications thereof.
8.    Confirming Release. On the Separation Date or within 21 days thereafter, Executive shall execute the Confirming Release and return such executed Confirming Release to the Company, such that it is received by the Company’s General Counsel at the Company’s principal office in Houston, Texas no later than the date that is 21 days after the Separation Date.
9.    Applicable Law. This Agreement will be construed in accordance with, and governed by, the laws of Texas, without regard to the conflicts of law principles thereof. Venue for any action that may be brought by any Party involving the enforcement of this Agreement or any rights, duties or obligations under this Agreement shall be brought exclusively in the state or federal courts (as applicable) located in Harris County, Texas. The Parties consent and waive any objection to personal jurisdiction and venue in those courts for any such action. Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
11.    Amendment. Subject to Section 13 below, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by each Party, including the Party to be charged.
12.    Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Released Party that is not a signatory to this Agreement shall be a third-party beneficiary of Sections 5, 6, and 7 of this Agreement, as well as the Confirming Release attached hereto, to the extent provided herein and therein. This Agreement shall inure to the benefit of the heirs, administrators, successors, and any permitted assigns, to the extent consistent with the terms of this Agreement and the documents referenced herein.

13.    Severability and Modification. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
14.    Withholding of Taxes and Other Deductions. The Company may, but is not obligated to, withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.
15.    Return of Property. Executive represents and warrants that Executive has returned to the Company all property belonging to the Company or any other Released Party, including without limitation all computer files, electronically stored information and other materials provided to Executive by the Company or any other Released Party in the course of Executive’s employment or engagement, and Executive further represents and warrants that Executive has not maintained a copy of any such materials in any form.
16.    Section 409A. The Parties hereby agree that this Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the applicable Treasury regulations and administrative guidance issued thereunder (“Section 409A”) with respect to the amounts, if any, subject thereto, or qualify as an exemption therefrom, and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment payable hereunder, including each payment under Section 2(b)(i), shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (as such term is defined in Section 409A and as determined by the Employer in accordance with any method permitted under Section 409A) and any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Executive’s death or (b) the date that is six months after the Separation Date (the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is intended to be exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise): (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit,  (ii) the amount of any such expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement comply with or are exempt from the requirements of Section 409A, and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
17.    Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement (including all Exhibits attached hereto) and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

FRANK'S INTERNATIONAL, LLC

By:	/s/ Alejandro Cestero
Name:	Alejandro Cestero
Title:	SVP, General Counsel & Secretary
Date:	November 11, 2016

FRANK'S INTERNATIONAL N.V.

By:	/s/ Alejandro Cestero
Name:	Alejandro Cestero
Title:	SVP, General Counsel & Secretary
Date:	November 11, 2016

EXECUTIVE

/s/ Gary P. Luquette
Gary P. Luquette
Date: November 11, 2016

ACKNOWLEDGED BY:
BOARD OF SUPERVISORY DIRECTORS
FRANK'S INTERNATIONAL N.V.

BY:	/s/ Michael Kearney
Name:	Michael Kearney
Title:	Chairman of the Board
of Supervisory Directors
Date:	November 11, 2016

EXHIBIT A
CONFIRMING RELEASE OF CLAIMS
This Confirming Release of Claims (this “Confirming Release”) is that certain Confirming Release referenced in Section 8 of the Separation, Consulting, and General Release Agreement (the “Agreement”) entered into by and between Gary P. Luquette (“Executive”), Frank’s International LLC, a limited liability company (the “Employer”), and Frank’s International N.V., a limited liability company organized under the laws of the Netherlands (the “Company”), as of November 11, 2016. Unless sooner revoked by Executive pursuant to the terms of Section 5 below, Executive’s acceptance becomes irrevocable and this Confirming Release becomes effective on the eighth day after Executive signs it (the “Confirming Release Effective Date”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Agreement. In signing below, Executive hereby agrees as follows:
1.    Release of Claims.
(a)    In consideration of the Company’s provision of payments or benefits (and any portion thereof) to Executive after the Separation Date in accordance with Section 2(b) of the Agreement, which payments and benefits (and any portion thereof) Executive was not entitled to but for his entry into the Agreement and entry into (and non-revocation of) this Confirming Release, Executive hereby releases and discharges the Company and its subsidiaries and other affiliates and each of the foregoing entities’ respective partners, members, predecessors, successors, assigns, owners, partners, shareholders, officers, directors, managers,, employees, agents, attorneys, administrators, benefit plans (including the fiduciaries and trustees of such plans) and insurers (collectively, the “Confirming Released Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, that are now known, or reasonably should be known, to Executive, including, without limitation, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, wages, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Executive executes this Confirming Release, including, without limitation, (i) any alleged violation through such date of: (A) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the National Labor Relations Act, as amended; (I) the Occupational Safety and Health Act, as amended; (J) the Family and Medical Leave Act of 1993, as amended; (K) any state or federal anti-discrimination or anti-retaliation law; (L) any state or federal wage and hour law; or (M) any other local, state or federal law, regulation or ordinance; (ii) any public policy, contract, tort, or common law claim; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (iv) any and all claims Executive may have arising out of, or as the result of any breach of, any employment agreement or offer letter, or any other contract, incentive compensation plan or agreement, or equity compensation plan or agreement with the Company or any of the other Confirming Released Parties (collectively, the “Confirming Released Claims”); provided, however, that this

Exhibit A-1

Confirming Release does not apply to the Company’s or any of the other Confirming Released Parties’ obligations to Executive that may arise: (I) following the date that Executive executes this Confirming Release; (II) in connection with any rights of defense or indemnification which would be otherwise afforded to Executive under the certificate of incorporation, by-laws or similar governing documents of the Company or its subsidiaries or any written indemnification agreement by and between the Company and Executive; (III) in connection with any rights of defense or indemnification which would be otherwise afforded to Executive under any liability or other insurance policy maintained by the Company; (IV) in connection with any rights of Executive under any applicable health, medical and dental programs, including any claims to vested benefits under an employee benefit plan subject to ERISA; (V) with respect to any vested sums owed to Executive but deferred pursuant to any qualified or nonqualified deferred compensation plan (including but not limited to the Employer’s 401(k) cash or deferred arrangement and the Employer’s EDC Plan); and (VI) with respect to any Accrued Rights. This Confirming Release is not intended to indicate that any Confirming Released Claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration provided pursuant to the Agreement, any and all potential claims of this nature that Executive may have against the Confirming Released Parties, regardless of whether they actually exist, are expressly settled, compromised or waived. By signing this Confirming Release, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Confirming Release. This Confirming Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS CONFIRMING RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE CONFIRMING RELEASED PARTIES.
(b)    Notwithstanding this release of liability, nothing in this Confirming Release prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Confirming Release with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that, to the extent set forth in paragraph (a) above, Executive is waiving any and all rights to recover any monetary or personal relief or recovery from the Company or any other Confirming Released Party as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, nothing in this Confirming Release or the Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Confirming Release does not limit Executive’s right to receive an award for information provided to a Government Agency.
(c)    For the avoidance of doubt, in no event shall the Confirming Released Claims include any claim to enforce Executive’s rights under the Agreement.
2.    Executive’s Representations. By executing and delivering this Confirming Release, Executive represents, warrants, and agrees that:

Exhibit A-3

(a)    Executive has not brought or joined any claims, appeals, complaints, charges or lawsuits against the Confirming Released Parties and has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Confirming Released Parties with respect to any Confirming Released Claim;
(b)    Executive has been advised, and hereby is advised in writing, to seek legal counsel before signing this Confirming Release and has had adequate opportunity to do so;
(c)    Executive has been given at least 21 days to review this Confirming Release;
(d)    Executive has seven days after signing this Confirming Release to revoke it. This Confirming Release will not become effective or enforceable until the revocation period has expired without Executive exercising the revocation right described in this Section 2(d). Any notice of revocation of the Confirming Release is effective only if received by General Counsel of the Company at 10260 Westheimer Road, Suite 700, Houston, Texas 77042, in writing by 11:59 pm, Houston, Texas time, on the seventh day after Executive signs this Confirming Release. Executive understands that if Executive revokes Executive’s acceptance of this Confirming Release pursuant to this Section 2(d), the Company will not provide Executive with any of the consideration set forth in Section 2(b) or Section 3 of the Agreement, and all other terms of this Confirming Release will become null and void; provided, however, that the remaining terms of the Agreement (other than Section 2(b) and Section 3 of the Agreement) shall remain in full force and effect;
(e)    Executive agrees and acknowledges that Executive is receiving, pursuant to his execution (and non-revocation) of this Confirming Release, consideration in addition to anything of value to which Executive has an undisputed right to receive;
(f)    The only matters relied upon by him and causing him to sign this Confirming Release are the provisions set forth in writing within the four corners of the Agreement and this Confirming Release; and
(g)    No Confirming Released Party has provided any tax or legal advice regarding this Confirming Release or the Agreement and he has had an adequate opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that he enters into this Confirming Release with full understanding of the tax and legal implications thereof.
I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING CONFIRMING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS, THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS SUBJECT TO THE LIMITATIONS AND PROVISIONS HEREIN AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ Gary P. Luquette
Gary P. Luquette
November 11, 2016
Date

Exhibit A-3